Exhibit 10.15

OIL AND GAS LEASE

THIS AGREEMENT, made and entered into this 3rd day of June, 2010, by and between Stella Smith & Husband Billy Ray Smith, Stacey Smith & Wife Heather Smith, 1833 KY 223 Flat Lick KY, hereinafter called LESSOR, (whether one or more) and HAMMONS FORK VENTURES, LLC, 2801 Majestic Walk, Lexington, KY 40511, hereinafter called LESSEE.

WITNESSETH, that the Lessor, for and in consideration of Ten and More Dollars, cash in hand paid, the receipt of which is hereby acknowledged, and the covenants and agreements hereinafter contained, has granted, demised, leased and let, exclusively unto the Lessee, its successors and assigns, the land hereinafter described, for the purpose of mining, exploring by geophysical and other methods, and operating for and producing therefrom oil, gas, casing-head gas, casing-head gasoline, and the exclusive right of injecting gas, water, brine and other fluids or substances into subsurface strata, with rights of way and easements for laying pipelines, telephone, telegraph and electrical lines, tanks, power houses, stations, gasoline plants, ponds and roadways and fixtures for producing, treating and caring for such products and any and all other rights and privileges necessary, incident to, or convenient for the economical operation alone or conjointly with neighboring land, for the production of oil, gas, casing-head gas, casing-head gasoline, and the erection of structures thereon to produce, save and take care of said products.

LEASED PREMISES: All that certain tract of land situated in ______________County, State of
Kentucky, bounded as follows:	(County Map # 169, Parcel # 5-7-8)
On the North by the lands of	Mills
On the East by the lands of	Mills – Merida - Bingham
On the South by the lands of	Hensley
On the West by the lands of	John Dixon
Containing 700 acres, more or less and being the same land conveyed to lessor by
Mollie Warren, Millie & Tip Edwards, Gladys Smith					by
deed dated	, recorded in DB	111	Page	43
deed dated	, recorded in DB	206	Page	385
deed dated	, recorded in DB	247	Page	210
It being intended hereby to include herein all lands and interests therein contiguous to or appurtenant to said described lands or claimed by lessor.

TERM OF LEASE: It is agreed that this lease shall remain in force for a term of three years from this date and as long thereafter as oil, gas, casing-head gas, casing-head gasoline or any of them is produced from said premises or shut in royalty or rental is paid or operations for drilling are continued as hereinafter provided.

In consideration of the premises the said Lessee covenants and agrees:
1.
Royalty or Share of Oil. To deliver to the credit of Lessor, free of cost, in the pipeline to which Lessee may connect his wells, the equal one-eighth part of all oil produced and saved from the leased premises, or at the Lessee’s option, to pay to the Lessor for such one-eighth royalty, the market price for oil of like grade and gravity prevailing on the day the oil is sold. Payment of royalty to be made no later than the 25th of the month following the month payment for oil is received by operator.

2.
Royalty for gas; free gas. To pay Lessor one-eighth of the market price for gas sold into the pipeline or otherwise used, except for injection for secondary recovery of oil. Lessor to have free gas for domestic use by making is own connections with the wells at Lessor’s sole risk and expense. Maximum free gas usage by Lessor per year is 300,000 cf but after a second well is on-line, 400,000 cf.  Payment of royalty to be made no later than the 25th of the month following the month payment for oil is received by operator.

3.
Lessor’s Share of Rents, etc. If Lessor owns a less interest in the above described land than the entire and undivided fee simple estate, then the royalties provided shall be paid to the Lessor only in proportion which his interest bears to the whole and undivided fee.

4.	Lessee’s Free Utilities. Lessee shall have the right to use, free of cost, gas, oil and water produced on said land for its operations thereon, except water from the wells of Lessor.
5.	Location of Pipelines. When requested by the Lessor, Lessee shall bury its pipelines below plow depth.
6.	Location of Wells. No well shall be drilled nearer than 200 feet to any house or barn on said premises, without the written consent of the Lessor.
7.	Damage to Crops. Lessee shall pay for damage to growing crops caused by its operations on said lands.
8.
Removal of Equipment. Lessee shall have the right at any time within one year after the termination of this lease to remove all machinery and fixtures placed on said premises, including the right to draw and remove casing.

9.
Transfer or Assignment. If the estate of either party hereto is assigned, and the privilege of assigning in whole or in part is expressly allowed, the covenants hereof shall extend to their heirs, executors, administrators, successors or assigns, but no change in the ownership of the land or assignment of rental or royalties shall be binding on the Lessee until after the Lessee has been furnished with a written transfer or assignment or a true copy thereof.

10.
Several Owners. If the leased premises are now, or shall hereafter be, owned in severalty or in separate tracts, the premises nevertheless shall be developed and operated as one lease, and all rentals and royalties accruing hereunder shall be treated as an entirety and shall be divided among, and paid to, such separate owners in the proportion that the acreage owned by each separate owner bears to the entire leased acreage; provided however, if the leased premises consist of two or more non-abutting tracts, this paragraph shall apply separately to each non-abutting tract, and further provided that if a portion of the leased premises is hereinafter pooled or combined with any other lands for the purpose of operating the pooled tract as one lease, this paragraph shall be in operative as to such portion so pooled and paragraph 12 shall apply.

11.
Common Agent. If at any time there be as many as four parties entitled to rentals or royalties, Lessee may withhold payments thereof unless and until all parties designate, in writing, in a recordable instrument to be filed with the Lessee, a common agent to receive all payments due hereunder, and to execute division and transfer orders on behalf of said parties and their respective successors in title.

12.
Pooling Acreage. Lessee is hereby given the right and power to pool, combine, consolidate and unitize the acreage covered by this lease or any portion thereof with other land, lease or leases in the immediate vicinity thereof, when in Lessee’s judgment it is necessary or advisable to do so in order to properly develop and operate said premises in compliance with the spacing rules of any lawful authority, or when to do so would, in the judgment of the Lessee, promote the conservation or best production of the oil and gas in and under and that may be produced from said premises. If oil and gas or either is found on the pooled acreage, it shall be treated as if production is had from this lease for all purposes except the payment of royalties on production from the pooled unit, whether the well or wells be located on the premises covered by this lease or not. In lieu of the rentals or royalties elsewhere herein specified, Lessor shall receive as rental or royalty from a unit so pooled only such portion of the rental or royalty stipulated herein as the amount of his acreage placed in the unit or his royalty interest therein bears to the total acreage so pooled in the particular unit involved. Provided, Lessee shall be under no obligation whatsoever, express or implied, to drill more than one well on each such pooled unit regardless of when, where or by whom offset wells may be drilled. Such units to be a maximum of 80 acres for each oil well and 640 acres for each gas well with Lessee executing in writing an instrument identifying and describing the pooled acreage.

13.
Dower and Homestead Rights. The undersigned Lessors, for themselves and their heirs, successors and assigns, hereby surrender and release all rights of dower and homestead in the premises herein described, insofar as said right of dower and homestead may in any way affect the purpose for which this lease is made as recited herein.

14.
Gas Storage. Lessee shall have the right to use any formation underlying the Leased Premises for the storage of gas and shall have all rights and rights-of-way necessary to store and produce and transport such stored gas. As full payment for such storage rights, the Lessee shall pay to the Lessor rental at the rate of $1.00 per acre per year, while the premises are so used, and so long as the storage payment is made, all provisions of this lease shall remain in full effect.

15.
Shut-in Royalty. This lease shall not expire at the end of either the primary or secondary term thereof if there is a well capable of producing gas in paying quantities located upon some part of the lands embraced herein, or a pooled unit which contains a part of the leased premises where such well is shut-in for more than 90 days due to the inability of the Lessee to obtain a pipeline connection or to market the gas therefrom; provided, however, the Lessee, for no longer than one year, shall pay an advanced royalty of $200.00 per month for each month shut-in. The payment of said royalty shall be considered for all purposes the same as if gas were being produced in paying quantities and upon the commencement of marketing of gas from said well or wells the royalty paid shall be credited upon the royalty payable to the Lessor for such year. The provision of this section shall also apply where gas is being marketed from said leasehold premises and through no fault of the Lessee, the pipeline connection or market is lost or ceases, in which case this lease shall not expire so long as said royalty is paid as herein provided.

16.
State and Federal Laws. All express or implied covenants of this lease shall be subject to all federal and state laws and to all executive orders, rules or regulations of state and federal authorities and this lease shall not be terminated in whole or in part, nor Lessee held liable for any failure to perform thereunder if such failure is due to or is the result of any such law, order, rule or regulation.

17.
Warranty Clause. Lessor warrants and defends title to the property herein described, and agrees that the Lessee shall have the right, but not the obligation, at any time to redeem for Lessor, by payment, any mortgage, deed of trust, taxes or other liens on the property in the event of default by the Lessor, and be subrogated to the rights of the holder hereof and Lessor agrees that any such payments made by Lessee for the Lessor, including a reasonable interest rate of twelve percent per year, will be deducted from any amounts of money which may become due the Lessor under the terms of this agreement. Lessee does not expressly or implied guarantee or warranty in any manner, quantities or qualities of production, or kinds of wells or flow rates, or the success of any drilling or production. Lessor affirms that Lessor has owned said premises for many years and that all previous oil & gas leases have either expired, have been forfeited and are hereby declared invalid, and that this lease is the only valid and sustaining lease, without exception.

Lessee to assume all responsibility regarding any former Heartland leases or contracts of record.

In testimony whereof, witness the signatures of the parties hereto:

X Stella Smith

Billy Ray Smith

Stacy Smith

Heather Smith

STATE OF KENTUCKY

COUNTY OF KNOX

I, the undersigned Notary Public in and for the State of Kentucky at Large, do certify that this 3rd day of June, 2010, _____________________________________
Stella Smith, Billy Ray Smith, Stacy Smith
And Heather Smith
known to me to be the same person described in and who executed the forgoing instrument, appeared before me today in person and acknowledged to me that they executed the same as their free and voluntary act and de~ for the uses, purposes expressed herein, including the relinquishment of dower and homestead.

My commission expires: 12-19-11	/s/ Charlotte Jordan
NOTARY PUBLIC

This instrument prepared by:

/s/ EPH

E. P. Heist
2801 Majestic View Walk
Lexington Ky.40511
859-537-7121